EXHIBIT 99.1
RALPH LAUREN REPORTS FIRST QUARTER FISCAL 2024 RESULTS AND REITERATES FULL YEAR OUTLOOK
•First Quarter Revenue Increased Slightly on a Reported Basis and 1% in Constant Currency, Ahead of Expectations, Led by Asia and Europe
•Global Direct-to-Consumer Comparable Store Sales Grew Low-Single Digits in the Quarter, Driven by Strong Full-Price Retail Performance and Double-Digit AUR Growth
•Delivered Gross Margin Expansion, Resulting in Operating Margin and Double-Digit EPS Growth Above Our Expectations, with Continued Brand Elevation More than Offsetting Peak Product Cost Headwinds
•Maintained Healthy Balance Sheet with $1.7 Billion in Cash and Short-Term Investments and Inventory Growth of 1%
•Reiterated Full Year Fiscal 2024 Outlook of Low-Single Digit Net Revenue Growth with Adjusted Gross and Operating Margin Expansion in Constant Currency
NEW YORK -- (BUSINESS WIRE) -- August 10, 2023 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $1.96 on a reported basis and $2.34 on an adjusted basis, excluding restructuring-related and other net charges for the first quarter of Fiscal 2024. This compared to earnings per diluted share of $1.73 on a reported basis and $1.88 on an adjusted basis, excluding restructuring-related and other net charges for the first quarter of Fiscal 2023.
"What we do is about the connection between the beauty of an authentic life and the elegance of timeless style," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "This underlies everything we create at our Company — from our elevated presentation at Wimbledon and in our new Miami Design District store to our beautiful California Dreaming events across Europe and Asia — as we inspire people around the world to step into their dreams."
"Our solid first quarter performance highlights the unique power and relevance of our iconic brand with consumers around the world along with our diversified engines of growth, and we are reaffirming our full year outlook," said Patrice Louvet, President and Chief Executive Officer. "As we continue to execute on our Next Great Chapter: Accelerate plan, our teams are staying true to our creative vision while remaining agile and focused on what we can control in the context of a choppy environment."
Key Achievements in First Quarter Fiscal 2024
We delivered the following highlights across our Next Great Chapter: Accelerate priorities in the first quarter of Fiscal 2024:
•Elevate and Energize Our Lifestyle Brand
◦Delivered continued momentum in consumer metrics led by growth in luxury and value perception while continuing to expand base of younger, high-value new consumers
◦Engaged consumers through key brand moments, notably: iconic celebrity dressing including Jennifer Lopez at the Met Gala; the return of our Purple Label show at Men's Fashion Week and Salone del Mobile presentation in Milan; and successful Golden Week and 6/18 shopping festival in Asia

•Drive the Core and Expand for More
◦Increased average unit retail ("AUR") by 15% across our direct-to-consumer network in the first quarter, on top of an 8% increase last year, reflecting our multi-pronged elevation approach
◦Drove momentum in our Core business, up mid-single digits to last year, as well as our high-potential categories — including Women's, Outerwear and Home — up low-double digits to last year, both in constant currency
◦Product highlights this quarter included our Spring '23 California Dreaming collections, inspired by the natural beauty, optimism and glamour of the West Coast; and our POLO® MIRUM® sneaker, our first luxury sneaker that is 100% plastic-free
•Win in Key Cities with Our Consumer Ecosystem
◦By region, constant currency sales performance was led by Asia, up 13% on a reported basis and 18% in constant currency with China up more than 50% to last year. Europe grew 8% on a reported basis and 7% in constant currency. North America declined 10%, with approximately half of the decline driven by previously reported wholesale timing shifts and the remainder reflecting continued inflationary pressures on our more value-oriented consumers
◦Continued to expand and scale our key city ecosystems in the first quarter, including a new emblematic store opening in Amsterdam, RRL store in Atlanta, flagship renovation in Munich and 24 new stores across Asia
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
First Quarter Fiscal 2024 Income Statement Review
Net Revenue. In the first quarter of Fiscal 2024, revenue increased slightly to $1.5 billion on a reported basis and was up 1% in constant currency. Foreign currency negatively impacted revenue growth by approximately 80 basis points in the first quarter.
Revenue performance for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the first quarter decreased 10% to $632 million. Results included approximately 5 points of negative impact from a previously reported shift in timing of Spring product receipts into the fourth quarter last year, as the Company returned to a more normalized cadence of seasonal wholesale shipments post-pandemic. In retail, comparable store sales in North America were down 6%, including an 8% decrease in digital commerce and a 5% decrease in brick and mortar stores. North America wholesale revenue decreased 16% driven by the normalized timing of Spring shipments following the prior year's global supply chain disruptions.
•Europe Revenue. Europe revenue in the first quarter increased 8% to $450 million on a reported basis and 7% in constant currency. Results included approximately 5 points of positive impact from earlier timing of wholesale shipments to maximize full-price selling. In retail, comparable store sales in Europe were up 2%, with a 1% increase in brick and mortar stores and an 8%

increase in digital commerce. Europe wholesale revenue increased 12% on a reported basis and 11% in constant currency.
•Asia Revenue. Asia revenue in the first quarter increased 13% to $378 million on a reported basis and 18% in constant currency. Comparable store sales in Asia increased 13%, with a 14% increase in our brick and mortar stores and an 11% increase in digital commerce.
Gross Profit. Gross profit for the first quarter of Fiscal 2024 was $1.0 billion and gross margin was 69.0%. Adjusted gross margin was 68.8%, 80 basis points above the prior year on a reported basis and up 130 basis points in constant currency. Gross margins were driven by AUR growth across all regions, lower freight and favorable channel and geographic mix shifts, more than offsetting continued pressure from raw material costs and foreign currency.
Operating Expenses. Operating expenses in the first quarter of Fiscal 2024 were $866 million on a reported basis. On an adjusted basis, operating expenses were $830 million, up 1% to last year. Adjusted operating expense rate was 55.5%, compared to 55.2% in the prior year period. Higher compensation and rent & occupancy costs were partly offset by lower marketing expense due to a planned shift in timing of marketing investments to the second quarter of the fiscal year.
Operating Income. Operating income for the first quarter of Fiscal 2024 was $166 million and operating margin was 11.1% on a reported basis. Adjusted operating income was $200 million and operating margin was 13.4%, 70 basis points above the prior year. Operating income for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the first quarter was $125 million on a reported basis and $124 million on an adjusted basis. Adjusted North America operating margin was 19.6%, down 60 basis points to last year, driven by operating expense deleverage as wholesale sales shifted into the prior quarter.
•Europe Operating Income. Europe operating income in the first quarter was $97 million on both a reported and adjusted basis. Adjusted Europe operating margin was 21.5%, up 380 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 40 basis points in the first quarter.
•Asia Operating Income. Asia operating income in the first quarter was $93 million on both a reported and adjusted basis. Adjusted Asia operating margin was 24.7%, up 120 basis points to last year. Foreign currency negatively impacted adjusted operating margin rate by 70 basis points in the first quarter.
Net Income and EPS. Net income in the first quarter of Fiscal 2024 was $132 million, or $1.96 per diluted share on a reported basis. On an adjusted basis, net income was $158 million, or $2.34 per diluted share. This compared to net income of $123 million, or $1.73 per diluted share on a reported basis, and net income of $135 million, or $1.88 per diluted share on an adjusted basis, for the first quarter of Fiscal 2023.
In the first quarter of Fiscal 2024, the Company had an effective tax rate of approximately 23% on both a reported and adjusted basis. This compared to an effective tax rate of approximately 24% on both a reported and adjusted basis in the prior year period.

Balance Sheet and Cash Flow Review
The Company ended the first quarter of Fiscal 2024 with $1.7 billion in cash and short-term investments and $1.1 billion in total debt, compared to $1.8 billion and $1.1 billion, respectively, at the end of the first quarter of Fiscal 2023.
Inventory at the end of the first quarter of Fiscal 2024 was $1.2 billion, up 1% compared to the prior year period, including increases in Asia and Europe to support growth initiatives largely offset by a decline in North America.
The Company repurchased approximately $50 million of Class A Common Stock in the first quarter.
Full Year Fiscal 2024 and Second Quarter Outlook
The Company's outlook is based on its best assessment of the current macroeconomic environment, including inflationary pressures and other consumer spending-related headwinds, foreign currency volatility, and the war in Ukraine, among others. The full year Fiscal 2024 and second quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2024, the Company continues to expect revenues to increase approximately low-single digits to last year on a constant currency basis. Based on current exchange rates, foreign currency is now expected to negatively impact revenue growth by approximately 20 basis points in Fiscal 2024.
The Company continues to expect operating margin for Fiscal 2024 to expand approximately 30 to 50 basis points in constant currency, driven by gross margin expansion. Foreign currency is expected to have a roughly neutral impact on operating margin in Fiscal 2024. Gross margin is now expected to increase approximately 100 basis points in constant currency, compared to the previous outlook of 50 to 100 basis points expansion, with reduced freight costs, favorable geographic mix and continued growth in AUR more than offsetting product cost inflation. Foreign currency is expected to negatively impact gross margins by approximately 30 basis points in Fiscal 2024. Gross margin expansion is expected to more than offset higher operating expenses as a percent of revenue as the Company invests in long-term strategic growth initiatives, notably digital and key city ecosystem expansion.
For the second quarter, the Company expects revenue to be flat to up slightly to last year in constant currency. Foreign currency is expected to benefit revenue growth by approximately 100 basis points.
Operating margin for the second quarter is expected to be in the range of 9.5% to 10.0% on a reported basis and 9.0% to 9.5% in constant currency. The Company expects constant currency gross margin expansion of 40 to 60 basis points to be more than offset by higher operating expenses due to the timing of strategic investments in the period, with a higher proportion of marketing and ecosystem investments in the second quarter of the fiscal year. Foreign currency is expected to negatively impact gross margin by approximately 10 basis points in the quarter.
Full year Fiscal 2024 tax rate is now expected in the range of approximately 23% to 24%, assuming a continuation of current tax laws, while second quarter tax rate is expected in the range of 21% to 22%.
The Company now expects capital expenditures for Fiscal 2024 of approximately $250 million to $275 million.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, August 10, 2023, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren First Quarter 2024 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, August 10, 2023 through 6:00 P.M. Eastern, Thursday, August 17, 2023 by dialing 203-369-0191 or 866-361-4943 and entering passcode 5844.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet environmental, social, and governance goals. Forward looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the war between Russia and Ukraine, civil and political unrest, diplomatic tensions between the U.S. and other countries, rising interest rates, and recent bank failures, among other factors described herein; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to climate change and our human capital; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks and military conflicts; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	July 1, 2023	April 1, 2023	July 2, 2022
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,607.2	$1,529.3	$1,456.8
Short-term investments	73.1	36.4	320.1
Accounts receivable, net of allowances	345.8	447.7	350.4
Inventories	1,187.8	1,071.3	1,178.2
Income tax receivable	51.2	50.7	54.8
Prepaid expenses and other current assets	208.0	188.7	217.2
Total current assets	3,473.1	3,324.1	3,577.5
Property and equipment, net	930.0	955.5	931.4
Operating lease right-of-use assets	1,106.6	1,134.0	1,054.5
Deferred tax assets	258.0	255.1	262.9
Goodwill	892.5	898.9	886.5
Intangible assets, net	85.5	88.9	99.0
Other non-current assets	122.7	133.0	139.3
Total assets	$6,868.4	$6,789.5	$6,951.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$448.4	$371.6	$562.1
Current income tax payable	61.8	59.7	50.1
Current operating lease liabilities	274.5	266.7	247.2
Accrued expenses and other current liabilities	809.0	795.5	886.0
Total current liabilities	1,593.7	1,493.5	1,745.4
Long-term debt	1,139.0	1,138.5	1,137.0
Long-term finance lease liabilities	307.3	315.3	331.9
Long-term operating lease liabilities	1,099.2	1,141.1	1,075.9
Non-current income tax payable	75.9	75.9	98.9
Non-current liability for unrecognized tax benefits	99.1	93.8	86.5
Other non-current liabilities	113.2	100.9	111.4
Total liabilities	4,427.4	4,359.0	4,587.0
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,845.7	2,824.3	2,767.0
Retained earnings	6,681.3	6,598.2	6,347.3
Treasury stock, Class A, at cost	(6,854.5)	(6,797.3)	(6,543.4)
Accumulated other comprehensive loss	(232.8)	(196.0)	(208.1)
Total equity	2,441.0	2,430.5	2,364.1
Total liabilities and equity	$6,868.4	$6,789.5	$6,951.1

Net Cash & Short-term Investments(a)	$541.3	$427.2	$639.9
Cash & Short-term Investments	1,680.3	1,565.7	1,776.9

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	July 1, 2023	July 2, 2022
	(millions, except per share data)
Net revenues	$1,496.5	$1,490.6
Cost of goods sold	(464.5)	(489.2)
Gross profit	1,032.0	1,001.4
Selling, general, and administrative expenses	(830.0)	(820.6)
Restructuring and other charges, net	(35.6)	(5.6)
Total other operating expenses, net	(865.6)	(826.2)
Operating income	166.4	175.2
Interest expense	(10.0)	(11.8)
Interest income	15.7	3.6
Other expense, net	(1.5)	(4.8)
Income before income taxes	170.6	162.2
Income tax provision	(38.5)	(38.8)
Net income	$132.1	$123.4
Net income per common share:
Basic	$2.01	$1.76
Diluted	$1.96	$1.73
Weighted-average common shares outstanding:
Basic	65.9	70.1
Diluted	67.4	71.5
Dividends declared per share	$0.75	$0.75

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	July 1, 2023	July 2, 2022
	(millions)
Cash flows from operating activities:
Net income	$132.1	$123.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	58.3	54.8
Deferred income tax expense (benefit)	(0.4)	26.4
Stock-based compensation expense	21.4	18.2
Bad debt reversals	(0.8)	(1.9)
Other non-cash charges	3.5	5.3
Changes in operating assets and liabilities:
Accounts receivable	97.8	43.9
Inventories	(128.3)	(226.1)
Prepaid expenses and other current assets	(21.8)	(70.5)
Accounts payable and accrued liabilities	105.3	52.2
Income tax receivables and payables	6.8	8.7
Operating lease right-of-use assets and liabilities, net	(6.3)	(11.4)
Other balance sheet changes	3.1	22.3
Net cash provided by operating activities	270.7	45.3
Cash flows from investing activities:
Capital expenditures	(39.6)	(39.4)
Purchases of investments	(73.3)	(141.0)
Proceeds from sales and maturities of investments	35.4	552.0
Other investing activities	—	(6.0)
Net cash provided by (used in) investing activities	(77.5)	365.6
Cash flows from financing activities:
Repayments of long-term debt	—	(500.0)
Payments of finance lease obligations	(6.0)	(5.8)
Payments of dividends	(49.2)	(48.1)
Repurchases of common stock, including shares surrendered for tax withholdings	(56.8)	(234.7)
Net cash used in financing activities	(112.0)	(788.6)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3.9)	(30.0)
Net increase (decrease) in cash, cash equivalents, and restricted cash	77.3	(407.7)
Cash, cash equivalents, and restricted cash at beginning of period	1,536.9	1,872.0
Cash, cash equivalents, and restricted cash at end of period	$1,614.2	$1,464.3

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	July 1, 2023	July 2, 2022
	(millions)
Net revenues:
North America	$631.7	$700.7
Europe	450.5	415.6
Asia	377.5	334.1
Other non-reportable segments	36.8	40.2
Total net revenues	$1,496.5	$1,490.6

Operating income:
North America	$125.3	$132.8
Europe	97.2	73.2
Asia	93.3	78.7
Other non-reportable segments	33.8	37.2
	349.6	321.9
Unallocated corporate expenses	(147.6)	(141.1)
Unallocated restructuring and other charges, net	(35.6)	(5.6)
Total operating income	$166.4	$175.2

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	Three Months Ended
	July 1, 2023
	% Change
	Constant Currency
North America:
Digital commerce	(8%)
Brick and mortar	(5%)
Total North America	(6%)

Europe:
Digital commerce	8%
Brick and mortar	1%
Total Europe	2%

Asia:
Digital commerce	11%
Brick and mortar	14%
Total Asia	13%

Total Ralph Lauren Corporation	2%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	July 1, 2023	July 2, 2022	As Reported	Constant Currency
	(millions)
North America	$631.7	$700.7	(9.8%)	(9.6%)
Europe	450.5	415.6	8.4%	7.1%
Asia	377.5	334.1	13.0%	17.7%
Other non-reportable segments	36.8	40.2	(8.5%)	(8.5%)
Net revenues	$1,496.5	$1,490.6	0.4%	1.2%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	July 1, 2023					July 2, 2022
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$411.0	$226.7	$352.1	$—	$989.8	$437.8	$215.9	$313.9	$—	$967.6
Wholesale	220.7	223.8	25.4	—	469.9	262.9	199.7	20.2	—	482.8
Licensing	—	—	—	36.8	36.8	—	—	—	40.2	40.2
Net revenues	$631.7	$450.5	$377.5	$36.8	$1,496.5	$700.7	$415.6	$334.1	$40.2	$1,490.6

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	July 1, 2023	July 2, 2022
North America
Ralph Lauren Stores	48	46
Polo Outlet Stores	189	192
Total Directly Operated Stores	237	238
Concessions	1	1

Europe
Ralph Lauren Stores	44	38
Polo Outlet Stores	60	59
Total Directly Operated Stores	104	97
Concessions	27	29

Asia
Ralph Lauren Stores	123	101
Polo Outlet Stores	96	90
Total Directly Operated Stores	219	191
Concessions	693	678

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	215	185
Polo Outlet Stores	345	341
Total Directly Operated Stores	560	526
Concessions	721	708

Global Licensed Stores
Total Licensed Stores	183	113

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	July 1, 2023
	As Reported	Total Adjustments(a)(b)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$1,496.5	$—	$1,496.5	$11.8	$1,508.3
Gross profit	1,032.0	(1.8)	1,030.2	15.2	1,045.4
Gross profit margin	69.0%		68.8%		69.3%
Total other operating expenses, net	(865.6)	35.5	(830.1)	(8.1)	(838.2)
Operating expense margin	57.8%		55.5%		55.6%
Operating income	166.4	33.7	200.1	7.1	207.2
Operating margin	11.1%		13.4%		13.7%
Income before income taxes	170.6	33.7	204.3
Income tax provision	(38.5)	(7.8)	(46.3)
Effective tax rate	22.6%		22.6%
Net income	$132.1	$25.9	$158.0
Net income per diluted common share	$1.96		$2.34

SEGMENT INFORMATION
REVENUE:
North America	$631.7	$—	$631.7	$1.6	$633.3
Europe	450.5	—	450.5	(5.4)	445.1
Asia	377.5	—	377.5	15.6	393.1
Other non-reportable segments	36.8	—	36.8	—	36.8
Total revenue	$1,496.5	$—	$1,496.5	$11.8	$1,508.3

OPERATING INCOME:
North America	$125.3	$(1.7)	$123.6
Operating margin	19.8%		19.6%
Europe	97.2	(0.2)	97.0
Operating margin	21.6%		21.5%
Asia	93.3	—	93.3
Operating margin	24.7%		24.7%
Other non-reportable segments	33.8	—	33.8
Operating margin	91.9%		91.9%
Unallocated corporate expenses and restructuring & other charges, net	(183.2)	35.6	(147.6)
Total operating income	$166.4	$33.7	$200.1

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	July 2, 2022
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$1,490.6	$—	$1,490.6
Gross profit	1,001.4	11.6	1,013.0
Gross profit margin	67.2%		68.0%
Total other operating expenses, net	(826.2)	3.2	(823.0)
Operating expense margin	55.4%		55.2%
Operating income	175.2	14.8	190.0
Operating margin	11.8%		12.7%
Income before income taxes	162.2	14.8	177.0
Income tax provision	(38.8)	(3.6)	(42.4)
Effective tax rate	23.9%		23.9%
Net income	$123.4	$11.2	$134.6
Net income per diluted common share	$1.73		$1.88

SEGMENT INFORMATION
OPERATING INCOME:
North America	$132.8	$8.9	$141.7
Operating margin	19.0%		20.2%
Europe	73.2	0.3	73.5
Operating margin	17.6%		17.7%
Asia	78.7	—	78.7
Operating margin	23.5%		23.5%
Other non-reportable segments	37.2	—	37.2
Operating margin	92.4%		92.4%
Unallocated corporate expenses and restructuring & other charges, net	(146.7)	5.6	(141.1)
Total operating income	$175.2	$14.8	$190.0

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended July 1, 2023 include (i) charges of $30.5 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $5.1 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) non-routine inventory benefits of $1.8 million primarily related to reversals of amounts previously recognized in connection with the COVID-19 pandemic and delays in U.S. customs shipment reviews and approvals; and (iv) benefit of $0.1 million primarily related to Russia-related bad debt reserve adjustments.

(c)Adjustments for the three months ended July 2, 2022 include (i) non-routine inventory charges of $11.6 million largely recorded in connection with the Russia-Ukraine war; (ii) other charges of $4.9 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) benefit of $2.4 million related to Russia-related bad debt reserve adjustments; and (iv) charges of $0.7 million recorded in connection with the Company's restructuring activities.
NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2024 and second quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com